SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

August 30, 2004

Date of Report (Date of earliest event reported)

Proxim Corporation

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-30993	52-2198231
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

935 Stewart Drive
                     Sunnyvale, California            94085

(Address of Principal Executive Offices)           (Zip Code)

(408) 731-2700

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule
or Standard; Transfer of Listing.

Deficiency Notice from Nasdaq Stock Market, Inc.

     On August 30, 2004, Proxim Corporation (the “Company”) received a letter from The Nasdaq Stock Market, Inc. (“Nasdaq”) notifying the Company that for the 30 consecutive trading days preceding the date of the letter, the bid price of the Company’s common stock had closed below the $1.00 per share minimum required for continued inclusion on the Nasdaq National Market pursuant to Nasdaq Marketplace Rule 4450(b)(4). The letter further notified the Company that, in accordance with Nasdaq Marketplace Rule 4450(e)(2), the Company will be provided 180 calendar days, or until February 28, 2005, to regain compliance with the minimum bid price requirement. Compliance will be achieved if the bid price per share of the Company’s common stock closes at $1.00 per share or greater for a minimum of ten (10) consecutive trading days prior to February 28, 2005.

     The Company filed with the Securities and Exchange Commission on August 17, 2004 a preliminary proxy statement for the Company's special annual meeting which includes a proposal seeking the approval of the Company's stockholders to amend the Company's certificate of incorporation to effect a one-for-ten reverse stock split of the Company's common stock in an attempt to increase the market price of the Company's common stock to over $1.00 per share. The Company intends to include the reverse stock split proposal, in substantially the same form as in the preliminary proxy statement, in the definitive proxy statement for the special annual meeting when filed. The Company anticipates holding its special annual meeting and the stockholder vote on the reverse stock split proposal in October 2004. However, there can be no assurances that the special annual meeting will be held at that time or that the Company's stockholders will approve the reverse stock split proposal.

     If compliance with Nasdaq’s Marketplace Rules is not achieved by February 28, 2005, Nasdaq will determine whether the Company meets the initial listing criteria for the Nasdaq National Market as set forth in Nasdaq Marketplace Rule 4420, except for the bid price requirement. If the Company meets these initial listing criteria, Nasdaq will grant the Company an additional 180 calendar days within which to comply with the Marketplace Rules. If the Company has not regained compliance by July 11, 2005, Nasdaq will issue a letter notifying the Company of its continued noncompliance, the pending expiration of the extended compliance period, and the Company’s right to request a hearing.

     If the Company does not regain compliance with the Marketplace Rules by February 28, 2005 and is not eligible for an additional compliance period as described above, Nasdaq will provide notice that the Company’s common stock will be delisted from the Nasdaq National Market. In the event of such notification, the Company would have an opportunity to appeal Nasdaq’s determination or to apply to transfer its common stock to the Nasdaq SmallCap Market.

Other Nasdaq Quantitative Maintenance Standards

     Other than the minimum bid requirement, the Company believes that it currently meets the other requirements of Marketplace Rule 4450(b), Maintenance Standard 2 of the Nasdaq National Market, which requires, among other things, the following: 1) total assets and total revenue of at least $50 million each for the most recently completed fiscal year or for two of the last three most recently completed fiscal years, or market value of listed securities of at least $50 million; 2) at least 1,100,000 shares publicly held; 3) market value of publicly held shares of at least $15 million; 4) at least 400 shareholders of round lots; and 5) at least four registered and active market makers. However, it is possible that the Company will not meet these or other standards in the future, particularly beginning in 2005. The Company currently intends to seek to remain listed on the Nasdaq National Market. There can be no assurance, however, that the Company will remain listed on the Nasdaq National Market.

Potential Consequences of Being De-Listed

     De-listing likely would make the Company’s common stock more difficult to trade, reduce its trading volume, and likely would further depress its market price. It could also weaken the Company’s ability to secure financing in the capital markets, which could materially impact its business operations and financial condition.

Forward-Looking Statements

     Certain statements in this Current Report on Form 8-K constitute forward-looking statements that involve a number of known and unknown risks, uncertainties and other factors that may cause such forward-looking statements not to be realized. These forward-looking statements, include, but are not limited to, the Company’s intention and efforts to remain listed on the Nasdaq National Market, the timing of the Company’s special annual meeting, the Company’s intention to seek stockholder approval of a one-for-ten reverse stock split of the Company’s outstanding common stock and the possible approval by the Company’s stockholders of the reverse stock split proposal. Factors that could cause actual results to differ materially from the forward-looking statements include changes to the listing standards, policies and procedures of the Nasdaq National Market, fluctuations in the Company’s general financial and operating results, changes in the Company’s liquidity and capital resources, declines in the market price of the Company’s common stock, changes in the capital markets, competition, and general and industry-specific economic conditions. For more information about these and other risks that could affect the forward-looking statements herein, please see the Company’s quarterly report on Form 10-Q for the quarter ended July 2, 2004, annual report on Form 10-K for the year ended December 31, 2003 and other filings made with the Securities and Exchange Commission. The Company expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements to reflect any changes in expectations, or any change in events or circumstances on which those statements are based, unless otherwise required by law.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

PROXIM CORPORATION (Registrant)
Dated: September 2, 2004	By:	/s/ Michael D. Angel
Michael D. Angel
Executive Vice President of Finance and Chief Financial Officer